Exhibit 10.2

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Third Amendment”), dated as of March 30, 2015 (the “Effective Date”), is made and entered into by and between SYCAMORE NETWORKS, INC. (the “Seller”) and PRINCETON TYNGSBORO COMMONS LLC (the “Buyer”).

RECITALS

A. Seller and Buyer are parties to that certain Purchase and Sale Agreement dated as of October 10, 2014 (the “Original Purchase Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of February 24, 2015 (the “First Amendment”), as amended by that certain Second Amendment to Purchase and Sale Agreement dated March 27, 2015 (the “Second Amendment”); (the Original Purchase Agreement, the First Amendment and the Second Amendment, together, the “Purchase Agreement”) wherein the Buyer has agreed to purchase and Seller has agreed to sell that certain property consisting of 102.3 acres, more or less, located off Westford Road, Tyngsborough, Massachusetts (the “Premises”) as more particularly described in the Purchase Agreement, an ANR Plan entitled. “Plan of Land in Tyngsboro, MA #50 Westford Road, Prepared for Princeton Tyngsboro LLC dated February 14, 2015”, endorsed by the Tyngsboro Planning Board on March 19, 2015, as well as the Supplemental Escrow Agreement dated October 14, 2014 regarding the Escrow Agent’s duties regarding deposits.

B. The time of the performance and delivery of the Deed for the transaction contemplated by the Purchase Agreement, as affected by that certain letter dated December 31, 2014 from the Buyer to the Seller, the First Amendment and Second Amendment, is presently scheduled to take place on March 30, 2015 (the “Current Closing Date”).

C. On March 26, 2015 abutters to the Premises, Franklin Equities, LLC and FE Potash 100, LLC (collectively the “Abutters”) filed a Verified Complaint against the Seller and other parties in the Commonwealth of Massachusetts Land Court (the “Court”) Docket No. 2015 Misc. 000097 challenging the right to access to proposed developments on the Premises through Potash Hill Road, (the “Abutter Dispute”) and the Court issued a lis pendens that the Abutter recorded in the Middlesex North District Registry of Deeds (the “Registry”) in Registry Book 28922, Page 275.

D. Seller and Buyer wish to extend the time of performance of the transaction contemplated by the Purchase Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the sum of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Seller and Buyer hereby agree as follows:

1. Extended Time of Performance.

The time of performance and delivery of the Deed for the transaction contemplated by the Purchase Agreement is hereby extended from the Current Closing Date to the date which is the earlier of (a) July 31, 2015 or (b) the thirtieth (30th) day following the date upon which the Buyer is able to obtain from its title insurance company a commitment to issue an owner’s policy of title insurance without the Abutter Dispute lis pendens or any future title encumbrance as a Schedule B exception to title coverage or listing the same with appropriate affirmative coverage for the same with an endorsement thereto insuring access for all the Premises over (i) Potash Hill Road, or (ii) another proposed roadway providing vehicular and pedestrian access in a similar manner to that proposed off of Potash Hill Road as shown on the Site Plans dated November 16, 2011, March 17, 2015 and March 26, 2015 approved by or pending before an appropriate governmental authority. Notwithstanding the foregoing, in the event the Abutter Dispute (as defined above) is then an active case then pending with the courts of the Commonwealth of Massachusetts, or the Buyer and/or a third party purchaser is pursing governmental approval of an alternate access route to provide vehicular access to the proposed development on the Site Plan to potentially resolve the Abutter Dispute, the parties shall cooperate in good faith to consider an additional extension of the current Closing Date, which extension shall not be unreasonably refused.

2. Additional Deposit.

Within forty-eight (48) hours following the full execution of this Third Amendment, the Buyer shall deliver an additional nonrefundable deposit of $50,000.00 to the Escrow Agent, which amount shall be added to the deposit presently held by the Escrow Agent and be subject to retention as set forth in Section 7 of the Original Purchase Agreement as amended by the new Closing Date set forth herein, Sections 17 and 18 of the Original Purchase Agreement, and the terms and conditions of Section 34 of the Original Purchase Agreement and the Supplemental Escrow Agreement. All deposits shall be credited towards the Purchase Price.

3. Abutter Dispute.

Buyer and Seller hereby acknowledge and agree that certain Abutters of the Premises have raised a concern over the Premises’ right of access over Potash Hill Road to allow for the development of portions of the Premises as shown on the Site Plan (the “Abutter Dispute”). The parties hereby agree to mutually cooperate in good faith to defend access rights over Potash Hill Road and work to resolve the matter in a mutually satisfactory and diligent manner by, including but not limited to, sharing litigation expenses, including professionals to support their access rights and investigate similar alternative access routes, and by providing the services of their own counsel to assist in the litigation defense or counterclaims at their own expense. Notwithstanding the foregoing, Buyer and Seller hereby acknowledge and agree that, except for the extension of the time of performance as contemplated herein, in no event, shall this Third Amendment or the Seller and Buyer’s agreements set forth herein be construed to limit or waive any rights or remedies Seller and Buyer may have under the Purchase Agreement.

4. Ratification. Except as amended by this Third Amendment, all other terms, conditions, covenants and provisions as appear in the Purchase Agreement and the Supplemental Escrow Agreement are hereby ratified and confirmed and shall remain unchanged.

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IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed under seal as of the date first written above.

SELLER:

SYCAMORE NETWORKS, INC.

BY:	/s/ David Guerrera
TITLE:	President and General Counsel

BUYER:

PRINCETON TYNGSBOROUGH COMMONS LLC

BY:	Princeton MGR Inc., its Manager

	BY:	/s/ Terry Flahive
	TITLE:	Vice President
As duly authorized and not individually